Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	April 20, 2004
Contact:	Anne-Marie Wright, Director, Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1681

MERIT MEDICAL SYSTEMS REPORTS REVENUES UP 19%

AND INCOME FROM OPERATIONS UP 35%

FOR FIRST QUARTER 2004

SOUTH JORDAN, UTAH—Merit Medical Systems, Inc., (NASDAQ: NMS: MMSI), a developer, manufacturer and distributor of proprietary disposable medical products used in interventional and diagnostic procedures, particularly in cardiology and radiology, reported net income of $4.4 million, or $0.16 per share, on record revenues of $37.7 million for its first quarter ended March 31, 2004, which included a gain from the settlement of a legal dispute of $64,750 (net of tax), or less than $.01 per share. For the first quarter of 2003, the Company reported net income of $3.8 million, or $0.14 per share, on revenues of $31.7 million, which included a gain from the settlement of a legal dispute and sale of land in the amount of $512,317 (net of tax), or $0.02 per share.  Excluding the gains resulting from the non-operational items referenced above, net income for the first quarter of 2004 was up 33% at $4.3 million, compared to $3.2 million for the same quarter last year. Income from operations was $6.7 million for the first quarter of 2004, up 35% from $5.0 million over the same quarter last year.

The Company had a 19% increase in total sales, with all product categories of the Company’s business contributing to its revenue growth in the first quarter of 2004. Compared to the first quarter of 2003, custom kit sales rose 30%, catheter sales grew

22%, stand-alone device sales grew 19%, and inflation device sales rose 8%. These numbers reflect Merit’s strategic plan to focus on a core strength of building high-quality, innovative products that can be packaged together in custom kits.

Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer, said, “We are extremely pleased with our revenue growth, which was largely due to increased market presence and the breadth of our product line. Sales grew across the board, and continue to look strong.”

“Historically, our gross margins have been lower in the first quarter, due, in part, to increased employee compensation, health care and other employee benefits,” Lampropoulos added. “In the first quarter we typically incur additional expenses while we prepare for growth. Also, gross margins during the first quarter of 2004 were affected by a shift in product mix towards custom kits and catheters, which have lower margins than some of our other products.”

Gross profit margin for the first quarter of 2004 was 43.6% of sales, compared with 41.8% of sales in the first quarter of 2003. Selling, general and administrative costs remained at 22.7% for the first quarter of 2004, the same percentage as for the prior year’s period.

Research and development costs for the first quarter of 2004 were 3.2% of sales, compared with 3.5% of sales for the same period last year. Total operating expenses declined as a percentage of sales to 25.8%, compared with 26.2% for the same period of 2003.

Cash on hand grew $3.7 million during the first quarter, bringing total cash to $33.9 million as of March 31, 2004.

Mr. Lampropoulos also added that the Company has commenced building a new 180,000 square foot facility on its South Jordan campus which is designed to consolidate operations and facilitate additional capacity for research, development and manufacturing.

INCOME STATEMENT

(Unaudited)

	3 Months Ended 3/31
	2004	2003
	(In Thousands Except Share Data)
REVENUES	$37,663	$31,741
COST OF SALES	21,230	18,470
GROSS PROFIT	16,433	13,271
OPERATING EXPENSES:
Selling, General and Administration	8,536	7,190
Research and Development	1,191	1,116
TOTAL OPERATING EXPENSES	9,727	8,306

OPERATING INCOME	6,706	4,965

OTHER (INCOME) EXPENSE -NET:
Litigation Settlement	(100)	(475)
Gain on Sale of Land		(326)
Other (Income) -Net	(107)	(68)
TOTAL OTHER (INCOME) -NET	(207)	(869)

PRE-TAX INCOME	6,913	5,834

INCOME TAX EXPENSE	2,537	2,082

NET INCOME	$4,376	$3,752

EARNINGS PER COMMON SHARE:
Basic	$0.17	$0.15
Diluted	$0.16	$0.14

AVERAGE COMMON SHARES:
Basic	26,057,803	25,032,924
Diluted	27,771,834	26,553,735

BALANCE SHEET

(Unaudited)

	3/31/2004	12/31/2003
	(Dollars in Thousands)
ASSETS

Cash	$33,893	$30,204
Trade Receivables (Net)	19,031	17,729
Inventories	22,194	21,269
Other Current Assets	2,668	2,259
Total Current Assets	$77,786	$71,461
Property & Equipment (Net)	31,069	29,197
Other Assets	7,011	6,643
TOTAL ASSETS	$115,866	$107,301

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total Current Liabilities	$16,517	$14,530
Other Liabilities	4,385	4,527
Long-Term Debt	—
Stockholders’ Equity	94,964	88,244
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$155,866	$107,301

CONFERENCE CALL

Merit invites all interested parties to join its officers in its first quarter earnings conference call to be held today, April 20, 2004, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific). The telephone numbers to call are: (Domestic) 1-800-219-6110; and (International) 1-303-262-2075.

A live webcast as well as a rebroadcast of the conference call will be available at www.merit.com and www.fulldisclosure.com.  To listen to the live broadcast, please enter the site 10-15 minutes prior to the call in order to download any necessary media players.  To access the webcast, click on the “CCBN Webcast” logo on the lower right-hand corner of Merit’s home page.  The webcast will be archived on both sites.  There is no other replay access to the call.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical products used in interventional and diagnostic procedures, particularly in cardiology and radiology. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 70 individuals. Merit employs approximately 1,250 people worldwide, with manufacturing facilities in Salt Lake City and South Jordan, Utah; Santa Clara, California; Angleton, Texas; and Galway, Ireland. For more information about Merit, visit www.merit.com.

Statements contained in this release which are not purely historical are forward- looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2003. Such risks and uncertainties include introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render the Company’s products obsolete, delays in obtaining regulatory approvals, potential product recalls, foreign currency fluctuations, changes in health care markets related to health care reform initiatives, litigation and other factors referred to in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will vary, and may vary materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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